EMPLOYMENT AGREEMENT

This AGREEMENT is entered into by and between New Generation Biofuels Holdings, Inc. (the “Company”) and Miles Mahoney (the “Executive”).

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Employment

The Company agrees to employ the Executive during the Term specified in Paragraph 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.           Term

The Executive’s employment by the Company will commence on October  9, 2010 and continue until terminated in accordance with Paragraph 6 below.  The period of the Executive’s employment hereunder is referred to herein as the “Term.”  The date on which the Executive ceases to be employed, regardless of the reason, is the “Date of Termination.”  If a member of the Board as of the Date of Termination, such position shall cease as of the Date of Termination without further action required by the Board or Company.

3.           Duties and Responsibilities

(a)         Title.  The Executive shall have the title of President and Chief Executive Officer.  This is a full-time position.  The Executive shall also be a member of the Board of Directors so long as he holds such position with the Company.

(b)         Duties.

(i)          The Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business and professional time, energy, and diligence to the performance of the duties of such office and he shall perform such service and duties in connection with the business and affairs of the Company (i) as are customarily incident to such office and (ii) as may reasonably be assigned or delegated to him by the Board of the Company and/or its designee.

(ii)         The Executive agrees to be subject to the Company’s control, rules, regulations, policies, programs, and Code of Conduct.  The Executive further agrees that he shall carry on all correspondence, publicity and advertising in the Company’s name.

(iii)        In the event that Executive has the opportunity to invest, participate in, or serve in a capacity such as that of director or otherwise in another venture or company, such shall be disclosed to the Company prior to such activity and shall be permissible unless such participation violates Paragraph 8 of this Agreement, poses of conflict of interest with the Company, or otherwise interferes with the performance of Executive’s duties hereunder as reasonably determined by the Board.

4.           Compensation

(a)         Base Salary.  The Company will pay the Executive an initial base salary of $225,000 per annum (“Base Salary”).  The Company may review and adjust Executive’s Base Salary from time to time.

(b)         2010 Incentive Bonus.  For calendar year 2010, Executive shall be eligible to earn an incentive bonus of up to $125,000 if the Company enters into a definitive written agreement with a Strategic Investor on or before December 31, 2010. Terms of the agreement must include a capital infusion and other terms as approved by the Board.  For the avoidance of doubt, it is anticipated that the amount of capital raised be in the $3,000,000 - $5,000,000 range.

(c)         Subsequent Years Annual Incentive Bonus.  The Executive will be eligible to earn an incentive bonus equal to his then-current Base Salary for each full calendar year of employment hereunder based upon criteria set forth by the Compensation Committee of the Board and approved by the Board (the “Annual Incentive Bonus”).  The bonus criteria is to be agreed between the Board and the Executive no later than two (2) weeks after the Company files its Form 10-K, and shall including various performance criteria, including without limitation the requirement that the Company’s business operations be cash flow positive for such calendar year.  If earned, any Annual Incentive Bonus will be paid to the Executive by April 30 of the next calendar year.

(d)         Stock Awards.  The Company shall award Executive up to a total of 2,000,000 shares of stock in the form of stock options and stock awards under the Company’s Omnibus Incentive Plan.  So long as Executive remains employed by the Company on the vesting dates listed below, the awards shall vest as follows:

Vesting Date	Type of Award	Number of Shares

Hire Date	Stock Option	500,000
Hire Date	Stock	500,000
First Anniversary of Employment	Stock Option	500,000
First Anniversary of Employment	Restricted Stock	500,000

In the case of stock options, each such option shall have an exercise price equal to the then-current fair market value of the Company’s common stock as of the award date.  Each award shall be evidenced by a separate award agreement that shall contain the noted vesting schedule and shall otherwise comply with the terms and conditions of the Company’s Omnibus Incentive Plan.  Notwithstanding anything herein to the contrary, it is the intent of the parties to accelerate vesting of the awards under this Section 4 in the event the Company experiences a change of control prior to the first anniversary of Executive’s employment with the Company.

5.           Expenses; Fringe Benefits

(a)          Expenses.  The Company will pay or reimburse the Executive for reasonable, ordinary, necessary and documented business or entertainment expenses incurred during his employment in the performance of his services in accordance with the policies of the Company as from time to time in effect.  The Executive must provide all statements, bills or receipts evidencing the expenses, plus any other information or materials that the Company may require.

(b)         Benefit Plans.  The Executive and, to the extent eligible, his dependents, shall be eligible to participate in and receive benefits under welfare benefit plans and programs provided by the Company to its executive employees generally, subject, however, to the applicable eligibility and other provisions of the plans and programs in effect from time to time.

(c)          Retirement Plans.  The Executive shall be entitled to participate in retirement plans and programs provided by the Company to its executive employees generally, subject, however, to the applicable eligibility and other provisions of the plans and programs in effect from time to time.

(d)         Paid Time Off.  The Executive shall be eligible to accrue up to four (4) weeks of paid time off (PTO) each calendar year (prorated for partial years of employment), with no right of carryover from year to year (except as otherwise required by law), to be taken at such times as approved by the Board.  At separation from employment, the Company will pay the Executive for his then-current balance of accrued but unused PTO.

(e)         Other Expenses.  The Executive shall be reimbursed in an amount up to $7,000 for documented start up home office related expenses and legal expenses related to this Agreement.  If the Executive resigns his employment without Good Reason before the first anniversary of his employment hereunder, he must repay this amount to the Company.

6.           Termination

(a)         Termination by the Company for Cause.  Notwithstanding anything herein to the contrary, the Company may terminate the Executive’s employment for Cause (as defined below) at any time effective upon the giving of written notice to the Executive.  The term “Cause” shall include, but not be limited to, the following grounds:

(i)          The Executive’s material failure to perform his duties and responsibilities to the satisfaction of the Board, the Executive’s material failure to comply with the Company’s published business practices and policies, including without limitation, policies against sexual harassment, or the Executive’s breach of any material provision of this Agreement; provided, in each such case, if capable of being cured, the Executive fails to cure such failure, act or breach within fifteen (15) business days after written notice is given by the Company;

(ii)         the Executive’s misappropriation of the Company’s funds or property;

(iii)        the Executive’s use of illegal drugs, or conducting Company business under the influence of illegal drugs, drugs illegally obtained, or alcohol;

(iv)       the Executive’s commission of any act that constitutes a felony or any crime involving moral turpitude; dishonesty or theft;

(v)        the Executive’s commission of any act or omission that materially injures, or could reasonably be expected to materially injure, the reputation, business, or business relationships of the Company; or

(vi)       bankruptcy of the Company.

(b)         Termination by the Company Without Cause.  Notwithstanding anything to the contrary herein, the Company may terminate the Executive’s employment without Cause at any time during by giving written notice to the Executive setting forth a Date of Termination.

(c)         Termination Upon Death or Disability.  Notwithstanding anything to the contrary herein,

(i).         in the event of the Executive’s death, the Executive’s employment shall end and the Date of Termination shall be the date of the Executive’s death.

(ii)         in the event the Executive shall be unable to perform the essential functions of his position, with or without reasonable accommodation, on account of a mental or physical impairment for periods aggregating 90 calendar days (whether or not continuous) or more in any period of 365 calendar days (“Disability”), the Company may terminate the Executive’s employment by giving written notice to the Executive setting forth a Date of Termination.

(d)         Termination by the Executive For Good Reason.  Notwithstanding anything herein to the contrary, the Executive may terminate his employment for Good Reason (as defined below) at any time effective upon the giving of written notice to the Company.  The term “Good Reason” shall mean any of the following having occurred without the Executive’s consent, provided the Executive resigns no more than thirty (30) days following the event giving rise to his Good Reason resignation:

(i)           The Company’s assignment to the Executive of job duties and responsibilities that amount to a material diminution in the Executive’s position and status as described in this Agreement, or the Company’s breach of any material provision of this Agreement, provided, in either case, if capable of being cured, the Company fails to cure such act or breach within fifteen (15) business days after written notice is given by the Executive;

(ii)         The Company’s reduction of the Executive’s then-current Base Salary by more than 10%, unless such reduction is part of a general salary reduction for all employees of similar rank to the Executive; or

(iii)        The Company’s moving the Executive’s primary place of employment more than forty (40) miles from the Executive’s primary place of employment with the Company prior to such move.

(e)          Termination by the Executive Without Good Reason.  Notwithstanding anything to the contrary herein, the Executive may terminate his employment without Good Reason at any time by giving the Company thirty (30) calendar days advance written notice of resignation.  The Company may, at any time during the notice period, relieve the Executive of his duties and place him on a paid leave of absence for the remainder of the notice period.

7.           Effect of Termination of Employment

(a)         Termination by the Company for Cause, by the Executive without Good Reason, or upon Executive’s Death or Disability.  In the event of the termination of the Executive’s employment by the Company for Cause, by the Executive without Good Reason, or upon the Executive’s Death or Disability, the Executive shall be entitled to the following payments and benefits, subject to any appropriate offsets, as permitted by applicable law, for debts or money due to the company or an affiliate thereof (collectively, “Offsets”):

(i)          unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination; and

(ii)         any benefits accrued to the Executive through the Date of Termination under the plans and programs described in Paragraphs 5(b) and (c).

(b)         Termination by the Company Without Cause or by the Executive for Good Reason.  In the event of the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following payments and benefits, subject to any Offsets:

(i)          unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination;

(ii)         any benefits accrued to the Executive through the Date of Termination under the plans and programs described in Paragraphs 5(b) and (c);

(iii)        as severance pay, his ending Base Salary for a period of twelve (12) months (the “Severance Period”); and

(iv)       provided Executive is eligible for and timely elects COBRA coverage, payment of Executive’s COBRA premiums for family coverage during the Severance  Period.

The Executive’s receipt of the severance payments under this Paragraph 7(b)(iii) are conditioned on the Executive signing, returning, not rescinding and complying with a separation agreement that includes a full and final release of claims in favor of the Company, in a form to be provide by the Company (the “Separation Agreement”).   The severance payments will not begin until after expiration of the application rescission periods as set forth in the Separation Agreement.

If the Executive breaches any material provision of the Separation Agreement or Paragraphs 8 or 9 of this Agreement, in addition to any other remedies at law or in equity, the Company may cease making any severance payments under this Paragraph 7(b)(iii) without affecting its rights under this Agreement or the Separation Agreement, and the Executive shall repay to the Company any severance payments already made to the Executive under Paragraph 7(b)(iii).

8.           Restrictive Covenants

(a)           Non-Solicitation/Non-Servicing.  The Executive acknowledges that: (i) that the business in which the Company competes is highly competitive; (ii) as a key executive, he will participate in servicing current clients and vendors and/or soliciting prospective clients and vendors, through which the Executive will obtain knowledge of the “know-how” and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) his employment requires the performance of services that are special, unique, and extraordinary, and his position with the Company places him in a position of confidence and trust with the Company’s clients, vendors and employees; and (iv) his rendering of services to the Company’s clients and vendors necessarily will require the disclosure to the Executive of confidential information (as defined in Paragraph 8(b) hereof) of the Company.  In the course of his employment, the Executive will develop personal relationships with the Company’s clients and vendors and knowledge of those clients’ and vendors’ affairs and requirements, and the Company’s relationship with its clients and vendors will therefore be placed in the Executive’s hands in confidence and trust.  Thus, the Executive agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the company’s confidential information, goodwill and business, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless it contained the covenants in this Paragraph 8.  The Executive therefore agrees that he will not, as an employee, consultant, contractor, partner, shareholder, or in association with, any other person, business or enterprise, except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

(i)          during the period that he is employed by the Company and for a period of one (1) year after the Date of Termination, render any services to, engage in, guaranty any obligations of, or have any ownership interests or other affiliation in, any aspect of any business that is a competitor of the Company.  This subsection (i) shall not apply following the Executive’s employment with the Company if the Executive is terminated by the Company without Cause or if the Executive resigns for Good Reason as defined above;

(ii)         during the period that he is employed by the Company and for a period of one (1) year after the Date of Termination, attempt in any manner to solicit, persuade, induce, or encourage any client, vendor, supplier, consultant or other person or entity that has (or had within twelve months before the Date of Termination) a contractual or other business relationship with the Company to cease to do business or to reduce the amount of business that any such person or entity has customarily done or is reasonably expected to do with the Company; or

(iii)        during the period that he is employed by the Company and for a period of one (1) year after the Date of Termination, employ as an employee or retain as a consultant any person who is then (or during the twelve months before the Date of Termination was) an employee or consultant of the Company or persuade or attempt to persuade any such employee or consultant to leave the employ of the Company or to become employed as an employee or retained as a  consultant by anyone other than the Company.

(b)           Confidential Information.  During the Executive’s employment with the Company, he will acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, service models, passwords, technology platforms, text messaging and transport modules, patents, trademarks, access to computer files, mobile marketing strategies, marketing campaigns, financial information and records, computer software programs, agreements and/or contracts between the Company and clients, client contacts, creative policies and ideas, and information about or received from clients and other companies with which the Company does business.  The foregoing shall be collectively referred to as “Confidential Information.”  The Executive is aware that the Confidential Information is not readily available to the public; accordingly, he also agrees that he will not at any time (whether during or after the Term), disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of Confidential Information or as required by law) any Confidential Information, or utilize such Confidential Information for the benefit of herself or any third party.  The Executive agrees that these restrictions shall apply whether or not any such information is marked “confidential” and regardless of the form of the information.  If the Executive becomes legally required to disclose any Confidential Information, he will provide the company with prompt notice thereof so the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Paragraph 8(b) to permit a particular disclosure.  If such protective order or other remedy is not obtained or if the Company waives compliance with the provisions of this Paragraph 8(b) to permit a particular disclosure , the Executive will furnish only that portion of the confidential Information that he is legally required to disclose and, at the Company’s expense, will cooperate with the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential Information.  The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “Material”) compiled by him or made available to him during his employment with the company and/or its predecessor (whether or not the Material constitutes or contains confidential Information), and in connection with the performance of his duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive’s employment with the Company or at any other time upon request.  Except in connection with the Executive’s employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the Material.

(c)         Remedies.  If the Executive commits a breach, or is about to commit a breach, of any of the provisions of Paragraphs 8(a) or (b), the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  In addition, the Company may take all such other actions and seek all remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.  If the  Company prevails against the Executive in a legal action for violation of any portion of this Agreement, the Company shall be entitled to collect from the Executive all attorneys’ fees and costs incurred by the Company in bringing any action to enforce the terms of this Agreement, as well as any attorneys’ fees and costs incurred by the Company for the collection of any judgments in the Company’s favor arising out of the Executive’s violations.

(d)         Understandings.  The Executive acknowledges and agrees that (a) the Company informed him as part of the offer of employment under this terms of this Agreement that the restrictive covenants set forth above would be required as part of the terms and conditions of such employment; (b)  he has carefully considered the restrictions contained in this Agreement and determined that they are reasonable, and has sought the advice of legal counsel if so inclined; (c) the restrictions in this Agreement will not unduly restrict the Executive in securing other suitable employment in the event of termination from the Company; and (d) he signed this Agreement before or upon commencement of, and as a condition to, his employment with the Company.

(e)         Notification of Restrictive Covenants.  Before accepting employment or consulting work with any person, corporation or other entity during the Term or any period thereafter that the Executive is subject to the restrictions set forth in Paragraph 8 above, the Executive shall notify the prospective employer or principal in writing of his obligations under such provisions and shall simultaneously provide a copy of such written notice to the Company.  In addition, by signing below, the Executive authorizes the Company to notify third parties (including, but not limited, the Company’s clients and competitors) of the terms of Paragraphs 8 and 9 of this Agreement and the Executive’s responsibilities hereunder.

(f)          Tolling.  The duration of the restrictive covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of those covenants, and all restrictions shall automatically be extended by the period of the Executive’s violation of any such covenants.

(g)         Survival.   The parties agree that this Paragraph 8 shall survive termination of the Executive’s employment with the Company and termination of this Agreement for any reason.

(h)         Scope.  As used in this Paragraph 8, the term “Company” shall include all subsidiaries and affiliates of the Company.

9.           Assignment of Inventions and Copyrights.

(a)         Executive hereby irrevocably assigns to the Company and its successors, assigns, and legal representatives:

(i)          Except as provided by any statutory notice provided herewith, the entire right, title and interest to all Inventions;

“Inventions”, as used herein, means all inventions conceived or made or reduced to practice in whole or in part by Executive after being employed by the Company, including discoveries, improvements, designs, processes, techniques, equipment, trademarks, and ideas (whether patentable or not and including, without limitation, those that might be copyrightable).

(ii)         The entire right, title and interest to any United States or foreign Letters Patents which may issue or that has issued with respect to Inventions;

(iii)        The entire right, title and interest to any renewals, reissues, extensions, substitutions, continuations, continuations-in-part, or divisions that may be filed with respect to the Inventions, applications, and patents;

(iv)        The right to apply for Letters Patents in foreign countries in its own name and to claim any priority rights to which such foreign applications are entitled under international conventions, treaties or otherwise; and

(v)         The right to sue for past, present, and future infringement of such Inventions and Letters Patent.

(b)         Executive further agrees to provide written disclosure of all Inventions to the Company, even if any Invention is not assigned according to terms of any statutory notice provided herewith.

(c)         Executive hereby authorizes and requests the Commissioner of Patents and Trademarks to issue to the Company any Letters Patents which may be granted in accordance with this Assignment.

(d)         Copyrights.

(i)           Executive hereby acknowledges and agrees that, to the extent any work performed by Executive for the Company gives rise to the creation of any copyrightable material (“Work”), all such Work, including all text, software, source code, scripts, designs, diagrams, documentation, writings, visual works, or other materials shall be deemed to be a work made for hire for the Company.

(ii)          To the extent that title to any Work may not, by operation of law, vest in the Company or such Work may not be considered work made for hire for the Company, all rights, title and interest therein were assigned and are hereby irrevocably assigned to the Company, including but not limited to the right to sue for past, present, and future infringement of any Work.  All such Work shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.

(iii)         To the extent that title to any Work may not be assigned to the Company, Executive hereby grants the Company a worldwide, nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, unlimited, transferable, sublicensable license, without right of accounting, in such Work.

(e)         Executive agrees to execute and deliver without further consideration such documents and to perform such other lawful acts as the Company, its successors and assigns may deem necessary to fully secure the Company’s rights, title or interest in all Works and Inventions as set forth in this Agreement.

(f)         This Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the Company.

(g)         Survival.   The parties agree that this Paragraph 9 shall survive termination of the Executive’s employment with the Company and termination of this Agreement for any reason.

10.         Indemnification of Executive by Company

Executive shall in no way be liable or responsible for any act of the Company, Executive’s predecessor or any other officer, director or employee of the Company prior to execution of this Agreement and the Company shall fully indemnify and hold harmless Executive against such liability.  The Company also agrees that if the Executive is made a party, is threatened to be made a party or reasonably anticipates being made a party, to any formal or informal action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, manager, trustee, representative, consultant or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee, manager, trustee, representative, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee, manager, trustee, representative, consultant or agent, the Executive shall be promptly indemnified and held harmless by the Company to the fullest extent permitted by law against all cost, expense, liability and loss (including, without limitation, attorney's fees and other professional fees and charges, judgments, fines, interest, expenses of investigation, ERISA excise taxes or other liabilities or penalties and other amounts paid or to be paid in settlement if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) reasonably incurred or suffered by the Executive in connection therewith, or in connection with seeking to enforce his rights under this Paragraph 10 and such indemnification shall continue as to the Executive even if he has ceased to be a officer, director, member, employee, manager, trustee, representative, consultant or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators.  Notwithstanding anything herein to the contrary, this Paragraph 10 shall not apply in the event Executive engaged in intentional misconduct contrary to the directions of the Board.

11.         Enforceability

 It is intended that the obligations of the Executive to perform pursuant to the terms of this Agreement are unconditional and do not depend on the performance or nonperformance of any agreements, duties or obligations between the Company and the Executive not specifically contained in this Agreement.

The Company’s action in not enforcing a breach of any part of this Agreement shall not prevent the Company from enforcing it as to the same or any other breach of this Agreement.

12.         Assignment

The Company shall have the right to assign this Agreement.  This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other reorganization.  The Executive’s rights and obligations under this Agreement are personal to the Executive; he may not assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective.

13.         Modification

This Agreement may not be orally cancelled, changed, modified or amended; and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

14.         409A Compliance

Notwithstanding anything in this Agreement to the contrary, if any of the severance payments described in this Agreement are subject to the requirements of Code Section 409A and the Company determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment. In addition, notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Employee’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

15.         Severability and Survival

If any provision of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed or reformed to be enforceable.  The parties’ respective rights and obligations hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

16.         Applicable Law and Legal Proceedings

(a)           All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced under the laws of Minnesota, without giving effect to any choice-of-law provision or rule (whether in Minnesota or elsewhere) that would cause the application of the laws of any jurisdiction other than Minnesota.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any Minnesota state court or federal court sitting in Hennepin County, Minnesota, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.  Each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Minnesota court or federal court and that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.         Representations by Executive

The Executive represents that he is not subject to any agreement, instrument, order, judgment or decree, or any other agreement, that would present or limit him from entering into this Agreement or that would be breached upon performance of his duties under this Agreement, including but not limited to any duties owed to any former employers not to compete.   Executive will defend and indemnify the Company if this representative is not true.

If the Executive possesses any information that he knows or should know is considered by any third party, such as a former employer of the Executive’s, to be confidential, trade secret, or otherwise proprietary, the Executive shall not disclose such information to the Company or use such information to benefit the Company in any way.

18.         Entire Agreement

This Agreement represents the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company, and all prior discussions, negotiations, agreements, plans and arrangements relating to the employment of the Executive by the Company are nullified and superseded hereby.

19.         Headings

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.         Withholdings

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as may be required under any applicable law or regulation.

21.         Counterparts

This Agreement maybe executed by facsimile transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

22.         No Strict Construction

The language used in this Agreement will be deemed to be chosen by the Company and the Executive to express their mutual intent.  No rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

NEW GENERATION BIOFUELS HOLDINGS, INC.

Date:	By
John E. Mark
	Its:	Chairman of the Board

MILES MAHONEY

Date: